Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS FISCAL 2003

SECOND QUARTER RESULTS

AUSTIN, Minn., May 22, 2003 (BUSINESS WIRE) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2003 second quarter ended April 26, 2003.

HIGHLIGHTS

•                  Diluted EPS of $.24, compared to $.23 a year earlier, in line with company guidance

•                  Dollar sales of $1.0 billion increased 5 percent from prior year

•                  Grocery Products operating profit up 43 percent; volume up 10 percent

•                  Refrigerated Foods operating profit up 22 percent; volume down 8 percent due to discontinuing hog processing at Rochelle, IL

•                  Jennie-O Turkey Store, Inc. operating profit down 60 percent due to excess turkey meat in the industry; volume flat

•                  Diamond Crystal Brands integration on plan

Hormel Foods Corporation (NYSE: HRL-News), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2003 second quarter net earnings of $33.8 million, up 3 percent from $32.7 million a year earlier.  Earnings per share were $.24 versus $.23 in the fiscal 2002 second quarter.  Fiscal 2003 second-quarter earnings included a $.02 charge for bad debt reserves associated with the bankruptcy of Fleming Companies.  Sales totaled $1.0 billion, up from $954.6 million in the same period last year.

For the six months ended April 26, net earnings were $80.7 million, or $.58 per share, compared to $83.1 million, or $.59 per share in prior year.  Sales totaled $2.0 billion, up from $1.9 billion in the same period last year.

COMMENTARY AND OUTLOOK

“We are pleased with the company’s continued success in building our branded, value-added product business, which has helped stabilize our performance in difficult environments,” said Joel Johnson, chairman of the board, president and chief executive officer.  “In the second quarter, the benefits from branded products balanced the negative impact of the lingering protein glut.

“The Grocery Products segment had an exceptional second quarter in terms of sales growth and profitability.  Core brands like the SPAM Family of products, HORMEL chili, DINTY MOORE stew and HORMEL bacon bits all delivered healthy volume increases and solid market shares behind aggressive marketing programs.  Profit growth reflected low raw material costs that are unlikely to be as favorable in the second half,” Johnson said.  “Even though Refrigerated Foods continued to deal with the protein oversupply, it delivered greatly improved profitability as a result of better margins from value-added products and the reduction of non-branded product sales.

“The Jennie-O Turkey Store segment was the most severely impacted in the second quarter as excess turkey meat pressured pricing throughout the industry,” Johnson continued.  “This continues to overwhelm the synergies we have gained from The Turkey Store Company acquisition and the aggressive, successful expansion of our value-added turkey product lines.  We remain focused on making turkey an everyday menu item leveraging our strong market position with the expectation of strengthening profits once the turkey markets return to normal levels.

 “We were pleased with the first full quarter of the Diamond Crystal Brands business which made a positive contribution to the bottom line,” Johnson said.  “The integration of this business is on schedule with our plan.

 “We expect domestic pork markets to continue their improvement and return to normal levels in the second half of fiscal 2003.  The outlook for the turkey market is the most uncertain.  After assessing industry factors and our own business plans and prospects, our earnings guidance for the third quarter is in a range of $.27 to $.33 per diluted share,” Johnson concluded.

OPERATING HIGHLIGHTS

Grocery Products (19 % of Net Sales, 55 % of Segment Operating Profit)

•                  Dollar sales for the second quarter totaled $188 million, up 8 percent.

•                  Volume improved by 10 percent.  Double-digit growth was reported by HORMEL bacon bits, HORMEL chili, DINTY MOORE canned stews and the SPAM Family of products.

•                  Operating profit for the quarter rose 43 percent to $37 million, reflecting strong product demand and favorable raw materials costs.

•                  KID’S KITCHEN all-plastic microwave cup expanded to national distribution in April.

•                  DINTY MOORE CLASSIC BAKES dinner kits achieved 81 percent national distribution.

Refrigerated Foods (47 % of Net Sales, 21 % of Segment Operating Profit)

•                  Dollar sales for the second quarter totaled $476 million, down 3 percent.  Volume decreased 8 percent.  The decreases were due to the discontinuation of hog processing at the Rochelle, IL plant.

•                  Operating profit for the second quarter improved 22 percent to $14 million, reflecting better margins from value-added branded products and the reduction of unprofitable commodity sales.

•                  Value-added volume growth in key retail categories included ALWAYS TENDER Flavored Meats, premium dinner hams, HORMEL Fully Cooked Entrees and deli products.

•                  The Di Lusso Deli Company expanded to the Midwest and Northeast after a successful launch in the Southeast.

•                  Branded volume within the Foodservice operation increased 6 percent, with overall volume even with last year.  Value-added categories including BREAD READY meats, premium bacon, AUSTIN BLUES BBQ products and premium hams reported solid growth.

Jennie-O Turkey Store (22 % of Net Sales, 9 % of Segment Operating Profit)

•                  Dollar sales in the second quarter increased 1 percent to $216 million with flat volume.

•                  Operating profit declined 60 percent to $6 million because of the oversupply in the turkey markets. The timing of the turkey meat inventory correction is unclear at this time.

•                  Value-added sales grew 8 percent.  Strong sales growth continues in the newer value-added products such as JENNIE-O TURKEY STORE marinated tenders and SO EASY fully cooked entrees.

•                  Foodservice volume was up 7 percent.

Specialty Foods (8 % of Net Sales, 7 % of Segment Operating Profit)

•                  Dollar sales in the second quarter increased 140 percent (11 percent excluding Diamond Crystal Brands).

•                  Volume in the second quarter was up 129 percent (11 percent excluding Diamond Crystal Brands).

•                  Operating profit for the second quarter improved 113 percent (39 percent excluding Diamond Crystal Brands).

•                  Hormel HealthLabs, Inc. recorded 18 percent volume growth for the second quarter.

•                  Diamond Crystal Brands integration is on schedule.

All Others (4 % of Net Sales, 8 % of Segment Operating Profit)

•                  Dollar sales declined 3 percent to $44 million.

•                  Volume in the second quarter was 12 percent lower than a year earlier, primarily due to weak fresh/frozen pork exports.

•                  Operating profit for the second quarter totaled $5.4 million compared with $6.0 million a year ago.

General Corporate Income (Expense)

•                  Second quarter expenses increased $4.8 million due to bad debts related to the Fleming Companies’ bankruptcy ($4.2 million) and higher pension costs ($3.2 million) offset by reduced corporate unallocated expenses.

•                  Expenses increased $8.5 million for the six-month period due to the bad debt related to the Fleming Companies ($4.2 million) and higher pension costs ($6.4 million) offset by reduced corporate unallocated expenses.

DIVIDENDS

Effective May 15, 2003 the company paid its 299th consecutive quarterly dividend.  The annual rate is $.42 per share.

CONFERENCE CALL

A conference call will be Webcast at 10:00 a.m. CT on Thursday, May 22, 2003.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-405-2236 in the United States and 303-590-3000 internationally and enter conference call ID 538245#.  The Webcast replay will be available from 12:00 (noon) CT, May 22, until 11:59 p.m. CT, June 5, 2003.  Listening to the Webcast requires speakers and Microsoft’s Windows Media Player.  If you do not have Media Player, you may download it for free at:

http://www.ccbn.com/resource_center/help/windowsmedia.html.  The audio replay will be available beginning at 12:00 (noon) CT on Thurs., May 22, 2003, through 11:59 p.m. CT on June 5, 2003.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational marketer of consumer-branded, value-added food, meat and poultry products delivered through retail and foodservice channels.  The company creates shareholder value by building emerging businesses, strengthening existing brands, launching new brands, providing outstanding customer service, maintaining careful cash and debt management and transparent accounting policies and by leveraging its strong financial position to accelerate growth worldwide.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99 of the company’s Annual Report on Form 10-K for the fiscal year ended October 26, 2002, which can be accessed at http://www.hormel.com

Statements Follow

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Segment Data

Fiscal 2003 Second Quarter Segment Operating Results (in Thousands)

	SECOND QUARTER - 13 WEEKS ENDED
	April 26, 2003	April 27, 2002	% Change
SALES
Grocery Products	$187,601	$173,025	8.4
Refrigerated Foods	476,328	490,326	(2.9)
Jennie-O Turkey Store	216,173	213,648	1.2
Specialty Foods	78,971	32,932	139.8
All Others	43,529	44,696	(2.6)
Total	$1,002,602	$954,627	5.0

OPERATING PROFIT
Grocery Products	$37,167	$25,958	43.2
Refrigerated Foods	13,922	11,445	21.6
Jennie-O Turkey Store	6,302	15,659	(59.8)
Specialty Foods	4,770	2,244	112.6
All Others	5,350	5,988	(10.7)
Total segment operating profit	67,511	61,294	10.1
Other income and net interest	(7,403)	(6,666)	(11.1)
Gen. corporate income (expense)	(7,827)	(3,066)	(155.3)
Income before tax	$52,281	$51,562	1.4

	YEAR TO DATE - 26 WEEKS ENDED
	April 26, 2003	April 27, 2002	% Change
SALES
Grocery Products	$381,589	$356,359	7.1
Refrigerated Foods	983,138	1,001,085	(1.8)
Jennie-O Turkey Store	431,932	415,966	3.8
Specialty Foods	128,003	65,791	94.6
All Others	96,390	98,440	(2.1)
Total	$2,021,052	$1,937,641	4.3

OPERATING PROFIT
Grocery Products	$82,476	$61,770	33.5
Refrigerated Foods	24,623	36,362	(32.3)
Jennie-O Turkey Store	24,181	33,205	(27.2)
Specialty Foods	8,101	5,299	52.9
All Others	10,519	12,121	(13.2)
Total segment operating profit	149,900	148,757	0.8
Other income and net interest	(12,589)	(13,218)	4.8
Gen. corporate income (expense)	(13,145)	(4,691)	(180.2)
Income before tax	$124,166	$130,848	(5.1)

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	4-26-2003	4-27-2002	4-26-2003	4-27-2002

Net sales	$1,002,602	$954,627	$2,021,052	$1,937,641

Cost of products sold	764,154	730,570	1,530,439	1,467,332

GROSS PROFIT:	238,448	224,057	490,613	470,309

Expenses:
Selling and delivery	120,031	114,157	239,845	225,297

Marketing	27,650	31,376	55,721	58,905

Administrative & general	32,712	23,021	60,802	46,040

TOTAL EXPENSES:	180,393	168,554	356,368	330,242

Equity in earnings of affiliates	1,629	2,725	2,510	3,999

OPERATING INCOME:	59,684	58,228	136,755	144,066

Other income & expenses:
Interest & investment income	694	1,457	2,555	3,196

Interest expense	(8,097)	(8,123)	(15,144)	(16,414)

EARNINGS BEFORE INCOME TAXES:	52,281	51,562	124,166	130,848

Provision for income taxes	18,480	18,822	43,425	47,757
(effective tax rate)	35.35%	36.50%	34.97%	36.50%

NET EARNINGS	$33,801	$32,740	$80,741	$83,091

NET EARNINGS PER SHARE (Basic)	$.24	$.24	$.58	$.60

NET EARNINGS PER SHARE (Diluted)	$.24	$.23	$.58	$.59

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	April 26, 2003	October 26, 2002
	(In Thousands)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$156,979	$309,563
Accounts receivable	242,779	275,460
Inventories	382,103	355,638
Deferred income taxes	7,759	7,431
Prepaid expenses & other current assets	42,017	14,078

TOTAL CURRENT ASSETS	831,637	962,170

INTANGIBLES	455,302	366,296

OTHER ASSETS	303,746	239,052

PROPERTY, PLANT & EQUIPMENT, NET	676,720	652,678

TOTAL ASSETS	$2,267,405	$2,220,196

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$385,775	$410,111

LONG-TERM DEBT - LESS CURRENT MATURITIES	408,019	409,648

OTHER LONG-TERM LIABILITIES	295,219	285,182

SHAREHOLDERS’ INVESTMENT	1,178,392	1,115,255

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,267,405	$2,220,196